Private Placement Fund Participation Agreement

Among

The Merger Fund VL,

Westchester Capital Management, Inc.,

And

Hartford Life Insurance Company

i

PRIVATE PLACEMENT FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, effective as of this 18th day of October, 2004 by and among Hartford Life Insurance Company ("Hartford"), a Connecticut corporation, on its behalf and on behalf of each separate account set forth on attached Schedule A as it may be amended from time to time (the "Separate Accounts"); The Merger Fund VL, a Delaware statutory trust (the "Trust"); and Westchester Capital Management, Inc., a New York corporation (the "Adviser").

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established by insurance companies for life insurance policies and annuity contracts; and

WHEREAS, the Trust intends to make available shares of the Trust (the "Shares") to the Separate Accounts of Hartford;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws and serves as the investment adviser to the Trust;

WHEREAS, Hartford is an insurance company which will issue the variable annuity and/or variable life insurance policies (the "Contracts") which are funded through the Separate Accounts and which shall not be registered in reliance on certain exemptions from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act"), as amended;

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Hartford intends to purchase the Shares on behalf of the Separate Accounts to fund the Contracts; and

WHEREAS, the Trust has received an order from the Securities Exchange Commission ("SEC") granting participating insurance companies, as described therein and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated participating insurance companies, separate accounts that are not registered as investment companies under the 1940 Act pursuant to exemptions from registration under Section 3(c) of the 1940 Act and qualified pension and retirement plans outside of the separate account context (the "Mixed and Shared Funding Exemptive Order").

NOW, THEREFORE, in consideration of their mutual promises, Hartford, the Trust and the Adviser agree as follows:

ARTICLE I. TRUST SHARES

1.1.   The Trust agrees to make the Shares available for purchase on each Business Day, as defined below, by the Separate Accounts. The Trust will execute orders placed for each Separate Account on a daily basis at the net asset value of the Shares next computed after receipt and acceptance by the Trust or its designee of such order.

A.       For purposes of this Agreement, Hartford shall be the designee of the Trust for receipt of orders from each Separate Account and receipt by Hartford constitutes receipt by the Trust, provided that the Trust receives notice of orders by 9:30 a.m. (Eastern time) on the next following Business Day.

B.        For purposes of this Agreement, "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates the net asset value of the Shares pursuant to the rules of the SEC, as set forth in the prospectus of the Trust.

C.        Notwithstanding the foregoing, series of the Trust that may be established in the future will be made available to the Company only as the Adviser may so provide.

D.        The Trust may net the notice of redemptions it receives from Hartford against the notice of purchases it receives from Hartford.

1.2.    The Board of Trustees of the Trust (the "Board"), acting in good faith and in the exercise of its fiduciary responsibilities, may refuse to permit the Trust to sell Shares to any person, or suspend or terminate the offering of Shares if such action is required by law or by regulatory authorities having jurisdiction over the sale of Shares or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the Trust's shareholders.

1.3.    The Trust agrees that Shares will be sold only to insurance companies for use in conjunction with variable life insurance policies or variable annuities. No Shares will be sold to the general public.

1.4.    The Trust agrees to redeem for cash, upon Hartford's request, any full or fractional Shares held by Hartford, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Trust or its agent of the request for redemption. Redemptions will be processed and payments will be made normally within one day after receipt of such redemption orders by the Trust or its designee. Payment will be made in federal funds transmitted by wire to Hartford's account as designated by Hartford in writing from time to time. The Trust may suspend redemptions, if permitted by the 1940 Act, for any period during which the New York Stock Exchange is closed or during which trading is restricted by the SEC or the SEC declares that an emergency exists. Redemptions may also be suspended by the Trust during other periods permitted by the SEC for the protection of the Trust's shareholders. The Trust will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; Hartford alone will be responsible for such action.

A.        For the purposes of this Agreement, Hartford shall be the designee of the Trust for receipt of redemption requests from each Separate Account and receipt by Hartford constitutes receipt by the Trust, provided that the Trust receives notice of the redemption request by 9:30 a.m. (Eastern time) on the next following Business Day.

1.5.   Hartford agrees that purchases and redemptions of Shares offered by the then current prospectus of the Trust shall be made in accordance with the provisions of such prospectus and in accordance with all applicable laws and regulations.

A.        Hartford will place separate orders to purchase or redeem Shares. Each order shall describe the net amount of Shares and dollar amount of Shares to be purchased or redeemed.

B.        In the event of net purchases, Hartford will pay for Shares on the same Business Day that the Trust receives notice of an order to purchase Shares. Payment will be made in federal funds transmitted by wire.

1.6.    Issuance and transfer of the Shares will be by book entry only. Share certificates will not be issued to Hartford or any Separate Account. Shares purchased will be recorded in an appropriate title for each Separate Account or the appropriate sub-account of each Separate Account. The Trust shall furnish to Hartford the CUSIP number assigned to the Shares.

1.7.    The Trust shall furnish Hartford with same day notice of any dividends or capital gain distributions payable on the Shares, but by no later than 6:30 p.m. Eastern time on the declaration date (by wire or telephone, followed by written confirmation). Hartford elects to reinvest all such dividends and capital gain distributions in additional Shares at the net asset value on the ex-dividend date. The Trust shall notify Hartford of the number of Shares issued as payment of dividends and distributions. Hartford reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash.

1.8.    The Trust shall provide the net asset value per Share to Hartford on a daily basis, as soon as reasonably practical after the net asset value per Share is calculated. The Trust shall use its best efforts to make such net asset value per Share available by 6:30 p.m. Eastern time. Information specified in this Section and Section 1.7 will be substantially in the form as set forth in attached Schedule C.

A.        If the Trust provides materially incorrect Share net asset value information through no fault of Hartford, the Separate Accounts shall be entitled to an adjustment with respect to the Shares purchased or redeemed to reflect the correct net asset value per Share.

B.        The determination of the materiality of any net asset value pricing error and its correction shall be based on the Trust's procedures regarding these errors. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly to Hartford upon discovery. The Trust shall indemnify and hold harmless Hartford against any amount Hartford is legally required to pay Contract owners that have selected the Shares as an investment option, and which amount is due to the Trust's or its agents' material miscalculation and/or incorrect reporting of the daily net asset value, dividend rate or capital gains distribution rate. Hartford shall submit an invoice to the Trust or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Trust or its agents result in a gain to Hartford, Hartford shall immediately reimburse the Trust or its agents for any losses incurred by the Trust or its agents as a result of the incorrect calculation. Should a material miscalculation by the Trust or its agents result in a gain to Contract owners, Hartford will consult with the Trust or its designee as to what reasonable efforts shall be made to recover the money and repay the Trust or its agents. Hartford shall then make such reasonable effort, at the expense of the Trust or its agents, to recover the money and repay the Trust or its agents; but Hartford shall not be obligated to take legal action against Contract owners.

With respect to the material errors or omissions described above, this section shall control over other indemnification provisions in this Agreement.

1.9.    Hartford may withdraw a Separate Account's investment in the Trust only: (i) as necessary to facilitate Contract owner requests; (ii) upon a determination by a majority of the Board, or a majority of disinterested Trustees, that a material irreconcilable conflict exists among (x) the interests of all Contract owners or (y) the interests of the insurance companies investing in the Trust; (iii) upon requisite vote of the Contract owners having an interest in the Shares; (iv) as required by state and/or federal laws or regulations or judicial or other legal precedent of general implication; (v) upon sixty (60) days advance written notice; or (vi) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act.

1.10.   The parties acknowledge that market timing, short-term trading or excessive trading (hereinafter "Market Timing") may be harmful to the Trust. The Trust and the Adviser reserve the right to revoke, reject or cancel purchase orders for Shares made by Hartford that the Trust or the Adviser reasonably believe are attributable to holders of Contracts or their agents who engage in Market Timing.

The Trust and the Adviser shall not be responsible for any losses or costs incurred by Hartford, a Separate Account or Contract holders as a result of the revocation, rejection or cancellation of orders in furtherance of the prevention of Market Timing.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.2.	The Trust represents and warrants that:

        A.   The Contracts are or will be registered under the 1933 Act unless exempt and that the registrations will be maintained to the extent required by law.

B.   The Contracts will be issued in material compliance with all applicable federal and state laws and regulations.

C.   Hartford is an insurance company duly organized and in good standing under applicable law.

D.        Hartford has legally and validly established each Separate Account prior to any issuance or sale as a segregated asset account under the Connecticut Insurance Code and will not register each Separate Account as a unit investment trust in accordance with the 1940 Act in reliance on an exemption from such registration.

E.         The Contracts are currently and at the time of issuance will be treated as variable contracts within the meaning of Treas. Reg. Sec. 1.817-5(f)(2)(i)(B) and further represents that it will make every effort to maintain such treatment and that it will notify the Trust and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

F.          Hartford will not purchase Shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

G.          Hartford will purchase and redeem the Shares offered by the then current prospectus of the Trust and in accordance with all applicable laws and regulations and with the provisions of such prospectus.

H.          Hartford shall not, without prior notice to the Trust (unless otherwise required by applicable law), take any action to operate any of the Separate Accounts as a management investment company under the 1940 Act.

I.            Hartford shall not, without prior notice to the Trust, induce Contract owners to vote on any matter submitted for consideration by the shareholders of the Trust in a manner other than as recommended by the Board.

J.           Hartford has adopted and will continue to have in place an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules and regulations promulgated thereunder. Hartford further represents that its AML Program will, as of the effective date of the applicable implementing Treasury regulations, at a minimum: (i) designate a compliance officer to administer and oversee the AML Program, (ii) provide ongoing employee training, (iii) include an independent audit function to test the effectiveness of the AML Program, (iv) establish internal policies, procedures, and controls that are tailored to its particular business, (v) include a customer identification program consistent with the rules under Section 326 of the Act, (vi) provide for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provide for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act, and (viii) allow for appropriate regulators to examine the Company's AML Program books and records.

K.          Hartford shall comply with any applicable privacy and notice provisions of 15 U.S.C. §§ 6801-6827 and any applicable regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248) as they may be amended.

L.           Hartford: (i) will comply with all relevant anti-money laundering laws and regulations and any other laws or regulations, including the 1933 Act and the rules promulgated thereunder, and the 1940 Act and the rules promulgated thereunder, whether currently in force or subsequently enacted, applicable to the purchase of Shares or to the Separate Accounts or Contracts and will assist the Trust, to the extent reasonably requested by the Trust, in complying with such laws and regulations applicable to the Trust; (ii) will comply with all disclosure requirements and all other requirements contained in the Trust's prospectus; (iii) will comply with all contractual provisions applicable to its relationship with the Trust; and (iv) has adequate policies, procedures and practices to ensure continued compliance with items (i) through (iii) above.

2.2.	The Trust represents and warrants that:

A.          Shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required.

B.           Shares shall be duly authorized for issuance in accordance with the laws of each jurisdiction in which Shares will be offered.

C.           Shares shall be sold in material compliance with all applicable federal and state securities laws and regulations.

D.           The Trust is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required.

E.            The Trust shall amend its registration statement under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the Shares.

F.           The Trust is currently qualified as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code"). The Trust will make every effort to maintain such qualification and that will notify Hartford immediately in writing upon having a reasonable basis for believing that the Trust has ceased to qualify or that the Trust might not qualify in the future.

G.            The Trust is duly organized and validly existing under the laws of the state of its organization.

H.            The Trust does and will comply in all material respects with the 1940 Act.

I.             The Trust has obtained an order from the SEC granting participating insurance companies and variable insurance product separate accounts exemptions from certain provisions of the 1940 Act and the rules thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable insurance product separate accounts of both affiliated and unaffiliated life insurance companies.

ARTICLE III. PROSPECTUSES, REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS; VOTING

3.1.   The Trust shall provide Hartford with as many printed copies of the current prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of the Trust, and any supplements or amendments to any of the foregoing, as Hartford may reasonably request. If requested by Hartford in lieu of the foregoing printed documents, the Trust shall provide such documents in electronic format as Hartford may reasonably request, and such other assistance as is reasonably necessary in order for Hartford to have any of the prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of the Trust, and any supplements or amendments to any of the foregoing, printed in combination with such documents of other fund companies' and/or such documents for the Contracts. Expenses associated with providing, printing and distributing such documents shall be allocated in accordance with Schedule B attached to this Agreement.

3.2.   The Trust will provide Hartford with copies of its proxy solicitations applicable to the Shares. Hartford will, to the extent required by law, (a) distribute proxy materials applicable to the Shares to eligible Contract owners, (b) solicit voting instructions from eligible Contract owners, (c) vote the Shares in accordance with instructions received from Contract owners; and (d) if required by law, vote Shares for which no instructions have been received in the same proportion as Shares for which instructions have been received.

A.           To the extent permitted by applicable law, Hartford reserves the right to vote Shares held in any Separate Account in its own right, subject to the requirements of this Section.

B.           Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting Shares for which no instructions are received if such Shares are held subject to the provisions of ERISA.

3.3.   The Trust will comply with all provisions of the 1940 Act and the rules thereunder requiring voting by shareholders.

3.4.   Notwithstanding any other provision to the contrary in this Agreement, with respect to the Separate Accounts, which are exempt from registration under the 1940 Act in reliance upon Section 3(c)(1) or Section 3(c)(7) thereof, the Company represents and warrants that:

A.           Hartford Equity Sales Company ("HESCO") is the principal Distributor for each such Separate Account and any subaccounts thereof and is a registered broker-dealer with the SEC under the 1934 Act;

B.            The Shares are and will continue to be the only investment securities held by the corresponding subaccounts; and

C.            The Company, on behalf of the corresponding subaccount, will:

(i)	vote such Shares held by it in the same proportion as the vote of all other holders of such Shares; and

(ii)	refrain from substituting Shares of another security for such Shares unless the SEC has approved such substitution in the manner provided in Section 26 of the 1940 Act.

ARTICLE IV. SALES MATERIAL AND INFORMATION

4.1.   Hartford shall furnish, or shall cause to be furnished, to the Trust, at least ten (10) Business Days prior to its use, each piece of sales literature or advertising prepared by Hartford in which the Trust or the Adviser is described. No sales literature or advertising will be used if the Trust or the Adviser reasonably objects to its use within ten (10) Business Days following receipt by the Trust.

4.2.   Hartford will not, without the permission of the Trust, make any representations or statements on behalf of the Trust or the Adviser or concerning the Trust or the Adviser in connection with the advertising or sale of the Contracts, other than information or representations contained in: (a) the Trust's registration statement or prospectus(es), (b) the Trust's annual and semi annual reports to shareholders, (c) proxy statements for the Shares, or, (d) sales literature or other promotional material approved by the Trust.

4.3.   The Trust shall furnish, or shall cause to be furnished, to Hartford prior to use, each piece of sales literature or advertising prepared by the Trust in which Hartford, the Contracts or Separate Accounts, are described. No sales literature or advertising will be used if Hartford reasonably objects to its use within five (5) Business Days following receipt by Hartford.

4.4.        Neither the Trust nor the Adviser will, without the permission of Hartford, make any representations or statements on behalf of Hartford, the Contracts, or the Separate Accounts or concerning Hartford, the Contracts or the Separate Accounts, in connection with the advertising or sale of the Contracts, other than the information or representations contained in: (a) the registration statement or prospectus for the Contracts, (b) Separate Account reports to shareholders, (c) in sales literature or other promotional material approved by Hartford.

4.5.   The Trust will provide to Hartford at least one complete copy of all registration statements, prospectuses, statements of additional information, reports to shareholders, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions and requests for no-action letters, and all amendments, that relate to the Trust or the Shares within a reasonable time after the filing of each such document with the SEC or the National Association of Securities Dealers ("NASD").

4.6.   Hartford will provide to the Trust at least one complete copy of all private placement memoranda (and amendments) registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions (if applicable), sales literature and other promotional materials, applications for exemptions, and requests for no action letters, and all amendments, that relate to the Contracts within a reasonable time after the filing of such document with the commission or NASD, or if not so filed, contemporaneous with its first use.

4.7.   Hartford hereby consents to the use by the Trust or the Adviser of the names of the Separate Accounts in connection with marketing the Trust, subject to the terms of this Article IV. Hartford hereby consents to the use of any trademark, trade name, service mark or logo used by the Separate Accounts by the Trust or the Adviser subject to the prior written approval of Hartford of such use and in accordance with the reasonable requirements of Hartford. Such consent will terminate following the termination of this Agreement as soon as Shares are no longer offered through variable insurance contracts issued by Hartford and no Separate Account owns any Shares.

ARTICLE V. DIVERSIFICATION

5.1.   The Trust and the Adviser represent and warrant that, at all times, the Trust will comply with Section 817 of the Code and all regulations thereunder, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or regulations. In the event the Trust ceases to so qualify, the Trust will notify Hartford immediately of such event and the Adviser will take all steps necessary to adequately diversify the Trust so as to achieve compliance within the grace period afforded by Treasury Regulation § 1.817-5.

ARTICLE VI. POTENTIAL CONFLICTS

6.1.   The Board will monitor the Series for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Series. The Board shall promptly inform Hartford if it determines that an irreconcilable material conflict exists and the implications thereof.

6.2.    Hartford will report any potential or existing material irreconcilable conflict of which it is aware promptly to the Board. Hartford agrees to promptly provide the Board with all information reasonably necessary for the Board to consider any issues raised.

6.3.    If it is determined by a majority of the Board, or a majority of its independent Trustees, that a material irreconcilable conflict exists due to issues relating to the Contracts, Hartford will, at its expense and to the extent reasonably practicable, take whatever steps necessary to remedy or eliminate the irreconcilable material conflict, including, without limitation, withdrawal of the affected Separate Account's investment in the Series. No charge or penalty will be imposed as a result of such withdrawal, and Hartford will carry out these responsibilities with a view only to the interests of Contract owners.

6.4.    If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Hartford conflicts with the majority of other state insurance regulators, then Hartford will, at its expense, withdraw the affected sub-account of the Separate Account's investment in the Trust and terminate this Agreement with respect to such sub-account; provided, however, that such withdrawal and termination will be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees of the Board. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice to Hartford that this provision is being implemented. Until the end of such six-month period the Adviser and Trust will, to the extent permitted by law and any exemptive relief previously granted to the Trust, continue to accept and implement orders by Hartford for the purchase (and redemption) of Shares.

6.5.    Hartford, at the request of the Adviser, will, at least annually, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the Securities and Exchange Commission upon request.

6.6.    For purposes of Sections 6.4 through 6.6 of this Agreement, a majority of the disinterested Trustees will determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. Hartford will not be required by Section 6.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then Hartford will withdraw the Separate Account's investment in the Trust and terminate this Agreement within six (6) months after the Board informs Hartford Trust in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

6.7.   If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to Mixed or Shared Funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then: (a) the Trust and Hartford, as appropriate, will take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) the applicable Sections of this Agreement will continue in effect only to the extent that terms and conditions thereof are substantially identical to such Sections that are contained in such Rule(s) as so amended or adopted.

ARTICLE VII. INDEMNIFICATION

7.1.	Indemnification by Hartford.

A.    Hartford agrees to indemnify and hold harmless the Adviser and the Trust and each of their directors, Trustees or (if applicable), officers, employees and agents and each person, if any, who controls or is associated with the Trust within the meaning of such terms under federal securities laws (collectively, the "Indemnified Parties" and individually, an "Indemnified Party" for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Hartford, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of Shares or the Contracts and:

1.    Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any disclosure document, including any prospectus, statement of additional information or offering document, for the Separate Accounts, Contracts or in the Contracts themselves or in sales literature generated or approved by Hartford applicable to the Contracts or Separate Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article VII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Hartford by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

2.    Arise out of or result from statements or representations by or on behalf of Hartford (other than statements or representations contained in and accurately derived from the registration statement, prospectus, statement of additional information or sales literature of the Trust applicable to the Trust (or any amendment or supplement to any of the foregoing) (collectively, "Trust Documents" for purposes of this Article VII)) or wrongful conduct of Hartford or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

3.    Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of Hartford; or

4.    Arise out of or result from any failure by Hartford to provide the services or furnish the materials required under the terms of this Agreement; or

5.    Arise out of or result from any material breach of any representation and/or warranty made by Hartford in this Agreement or arise out of or result from any other material breach of this Agreement by Hartford.

B.    Hartford shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Trust or the Adviser, whichever is applicable.

C.    Hartford shall not be liable under the indemnification provisions of Section 7.1 with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Hartford in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Hartford of any such claim shall not relieve Hartford from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provisions of Section 7.1. In case any such action is brought against the Indemnified Parties, Hartford shall be entitled to participate, at its own expense, in the defense of such action. Hartford also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Hartford to such party of Hartford's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Hartford will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.    The Indemnified Parties will promptly notify Hartford of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Shares or the Contracts or the operation of the Trust.

E.     The indemnification provisions contained in this Section 7.1 will survive the termination of this Agreement.

7.2.	Indemnification by the Adviser.

A.    The Adviser agrees to indemnify and hold harmless Hartford and each of its directors, officers, employees and agents and each person, if any, who controls or is associated with Hartford within the meaning of such terms under federal securities laws (collectively, the "Indemnified Parties" and individually, an "Indemnified Party" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Shares or the Contracts and:

1.             Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Trust Documents or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust or the Adviser by or on behalf of Hartford for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

2.             Arise out of or result from statements or representations made by or on behalf of Adviser (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Adviser or persons under its control, with respect to the sale or distribution of the Contracts or Shares; or

3.             Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Hartford by or on behalf of the Adviser or the Trust; or

4.    Arise out of or result from any failure by the Adviser to provide the services or furnish the materials required under the terms of this Agreement; or

5.     Arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser.

B.    The Adviser shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Hartford or the Separate Account, whichever is applicable.

C.    The Adviser shall not be liable under the indemnification provisions of this Section 7.2 with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provisions of this Section 7.2. In case any such action is brought against the Indemnified Parties, the Adviser shall be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.    The Indemnified Parties shall promptly notify the Adviser of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of a Separate Account.

E.    The indemnification provisions contained in this Section 7.2 shall survive the termination of this Agreement.

7.3.	Indemnification by the Trust.

A.    The Trust agrees to indemnify and hold harmless Hartford and each of its directors, officers, employees and agents and each person, if any, who controls Hartford within the meaning of such terms under federal securities law (collectively, the "Indemnified Parties" and individually, an "Indemnified Party" for purposes of this Section 7.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Shares or the Contracts and:

1.    Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Trust Documents or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust or the Adviser by or on behalf of Hartford for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

2.    Arise out of or result from statements or representations made by or on behalf of (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or distribution of the Contracts or Shares; or

3.    Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Hartford by or on behalf of the Trust; or

4.              Arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

5.    Arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

B.     The Trust shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Hartford or the Separate Account, whichever is applicable.

C.     The Trust shall not be liable under the indemnification provisions of this Section 7.3 with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provisions of this Section 7.3. In case any such action is brought against the Indemnified Parties, the Trust shall be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

D.    The Indemnified Parties shall promptly notify the Trust of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of a Separate Account.

E.    The indemnification provisions contained in this Section 7.3 shall survive the termination of this Agreement.

7.4.   Any party seeking indemnification (the "Potential Indemnitee") will promptly notify any party from whom they intend to seek indemnification (each a "Potential Indemnitor") of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

7.5.   With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

7.6.    If a party is defending a claim and indemnifying another party hereto, and: (i) a settlement proposal is made by the claimant, or (ii) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the Indemnified Party of such settlement proposal together with its counsel's recommendation. If the defending party desires to enter into the settlement and the Indemnified Party fails to consent within thirty (30) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the Indemnified Party, from the time it fails to consent forward, shall defend the claim and shall indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a "Specific Performance Settlement"), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 7.6 shall not apply.

7.7.    The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

ARTICLE VIII. FEES, COSTS AND EXPENSES

8.1.   The Trust will pay no fee or other compensation to Hartford under this Agreement, except the Trust may pay fees to Hartford for administrative services provided to Contract owners that are not primarily intended to result in the sale of Shares or of underlying Contracts if and in such amounts agreed to by the Trust in writing.

8.2.   Except as otherwise provided in Schedule B, all expenses incident to performance by the parties of this Agreement will be paid by each party to the extent permitted by law.

ARTICLE IX. APPLICABLE LAW

9.1.   This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Connecticut.

9.2.   This Agreement, its terms and definitions, shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

ARTICLE X. TERMINATION

10.1.   This Agreement shall continue in full force and effect until the first to occur of:

A.   Termination by any party for any reason upon six-months advance written notice delivered to the other parties; or

B.   Termination by Hartford by written notice to the Trust and the Adviser in the event the Shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such Shares as the underlying investment medium of the Contracts issued or to be issued by Hartford; or

C.    Termination by Hartford upon written notice to the Trust in the event that the Trust ceases to qualify as a "regulated investment company" under Subchapter M of the Code or under any successor or similar provision; or

D.    Termination by Hartford upon written notice to the Trust in the event that the Trust fails to meet the diversification requirements specified in Section 5.1 of this Agreement; or

E.   Termination upon mutual written agreement of the parties to this Agreement; or

F.    Termination by the Trust, upon written notice to the other parties, upon institution of formal proceedings against Hartford by the NASD, the SEC, the Insurance Commission of any state or any other regulatory body regarding Hartford's duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Separate Accounts, or the purchase of Shares, provided that the Board determines in its sole judgment, exercised in good faith, that any such proceeding would have a material adverse effect on Hartford's ability to perform its obligations under this Agreement; or

G.    Termination by any party to this Agreement, upon written notice to the other parties, upon another party's material breach of any provision of this Agreement; or

H.    Termination by Hartford or the Trust upon receipt of any necessary regulatory approvals and/or the vote of the Contract owners having an interest in the Separate Accounts (or any sub-account) to substitute the shares of another investment company for the corresponding Shares in accordance with the terms of the Contracts for which those Shares had been selected to serve as the underlying portfolio. Hartford will give sixty (60) days' prior written notice to the Trust of the date of any proposed vote or other action taken to replace the Shares or of the filing of any required regulatory approval(s); or

I.    Termination by the Trust upon written notice in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law.

J.   Termination by the Trust upon written notice that the Board has decided to (i) suspend or terminate the offering of Shares; or (ii) dissolve, reorganize, liquidate, merge or sell all assets of the Trust.

10.2.	This Agreement shall continue in full force and effect until the first to occur of:

A.   Notwithstanding any termination of this Agreement, except a termination under Section 10.1(K) or 10.1(L), the Trust shall, at the option of Hartford and for a period of one year from the date of termination and from year to year thereafter if deemed appropriate by the Trust and the Adviser in their sole discretion, continue to make available additional Shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts") unless such further sale of Shares is proscribed by law, regulation or applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts will be permitted to direct allocation and reallocation of investments in the Shares, redeem investments in the Shares and invest in Shares through additional purchase payments.

B.         If the Trust so requests, Hartford agrees, promptly after any termination of this Agreement, to take all steps necessary to redeem the investment of the Separate Accounts in the Shares within one year from the date of termination of the Agreement as provided in this Article X. Such steps shall include, but not be limited to, obtaining an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the Shares.

C.   The parties understand and acknowledge that it is essential for compliance with Section 817(h) of the Code that the Contracts qualify as annuity contracts or life insurance policies, as applicable, under the Code. Accordingly, if any of the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Trust reasonably believes that any such contracts may fail to so qualify, unless the Company provides the Trust with an opinion from a nationally recognized tax counsel stating that the Contracts qualify as annuity contracts or life insurance policies, as applicable under the Code, the Trust shall have the right to require Hartford to redeem Shares attributable to such Contracts upon ten (10) days written notice to Hartford and Hartford shall so redeem such Shares in order to ensure that the Trust complies with the provisions of Section 817(h) of the Code applicable to ownership of Trust shares. Notice to Hartford shall specify the period of time Hartford has to redeem the Shares or to make other arrangements satisfactory to the Trust and its counsel, such period of time to be determined with reference to the requirements of Section 817(h) of the Code. In addition, Hartford may be required to redeem Shares pursuant to action taken or request made by the Board in accordance with an order of the Commission, or other Commission rule, regulation or order that may be adopted after the date hereof. Hartford agrees to redeem Shares in such circumstances and to comply with applicable terms and provisions.

ARTICLE XI. NOTICES

11.1.  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

The Merger Fund VL
100 Summit Lake Drive
Valhalla, NY 10595
Attn: Bonnie Smith
If to the Adviser:

Westchester Capital Management, Inc.
100 Summit Lake Drive
Valhalla, NY 10595
Attn: Bonnie Smith

If to Hartford:	With a copy to:

Hartford Life Insurance Co. 200 Hopmeadow Street Simsbury, Connecticut 06070 Attn: Thomas M. Marra, President	Hartford Life Insurance Co. 200 Hopmeadow Street Simsbury, Connecticut 06070 Attn: Christine H. Repasy, General Counsel

ARTICLE XII. MISCELLANEOUS

12.1.   Subject to the requirements of legal process and regulatory authority, each party will treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other parties and, except as permitted by this Agreement or as required by any governmental agency, regulator or other authority, shall not without the express written consent of the affected party disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain. Each party further agrees to use and disclose Personal Information, as defined herein, only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). For purposes of this Agreement, "Personal Information" means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records. If either party outsource services to a third-party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

12.2.    The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.5.    Each party shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, the NASD and state insurance regulators) and shall permit such authorities (and other parties) reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6.    The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.7.    This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties.

12.8.    This Agreement may not be amended, except in a writing signed by all the parties hereto.

12.9.         The waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in as name and on its behalf by its duly authorized representative as of the date specified above.

HARTFORD LIFE INSURANCE COMPANY On its behalf and each Separate Account named in Schedule A, as may be amended from time to time

By:	/s/ Daniel Andriola
Name: Daniel Andriola
Title: Vice President

THE MERGER FUND VL

By:	/s/ Roy Behren
Name: Roy Behren
Title:

WESTCHESTER CAPITAL MANAGEMENT, INC.

By:	/s/ Roy Behren
Name: Roy Behren
Title:

SCHEDULE A

SEPARATE ACCOUNTS

Name of Separate Account and Date Established
Hartford Life Insurance Company

Separate Account ICMG Series VII

April 1, 1999

SCHEDULE B

ALLOCATION OF EXPENSES

Paid by Hartford	Paid by the Trust
Preparing and filing the Separate Account's private placement memorandum	Preparing and filing the Trust's registration statement
Text composition for Separate Account private placement memorandums and amendments	Text composition for Trust prospectuses and supplements
Text alterations of Separate Account private placement memorandums and amendments	Text alterations of Trust prospectuses and supplements
Printing Separate Account private placement memorandums and amendments for use with prospective
Contract owners; Printing private placement memorandums and amendments for use with prospective Contract owners

Printing Trust prospectus and supplements for use with existing Contract owners; or if requested by Hartford, providing electronic document files of such documents and printing such documents for use with existing Contract owners (1)

Text composition and printing of Trust statement of additional information (1)
Mailing and distributing Separate Account private placement memorandums and amendments to existing Contract owners as required by applicable law; Mailing and distributing Separate Account private placement memorandums and amendments to prospective Contract owners; Mailing and distributing private placement memorandums and amendments to prospective Contract owners

Mailing and distributing Trust prospectuses, supplements and statement of additional information to existing Contract owners (1) Printing, mailing and distributing Trust and Separate Account supplements and other communications related to fund substitutions, fund closings, fund mergers and other similar fund transactions

Text composition of any annual and semi-annual reports of the Separate Account, printing, mailing, and distributing any annual and semi-annual reports of the Separate Account	Text composition of annual and semi-annual reports of the Trust; printing, mailing, and distributing annual and semi-annual reports of the Trust to existing Contract owners (1)
Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Separate Accounts, as required by applicable law
Text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies sponsored by the Trust

(1) Hartford may choose to print the Trust's prospectus(es), statement of additional information, and its semi annual and annual reports, or any of such documents, in combination with such documents of other fund companies. In this case, the Trust's share of the total expense for printing and delivery of the combined materials shall be determined pro-rata based upon the page count of the Trust's documents as compared to the total page count for the combined materials containing all other funds offered under the Contracts.

SCHEDULE C

Format for NAV and Dividend Information

Please provide the following information when sending the nightly NAV and Dividend Distribution Date Fax/Email:

Mutual Fund Company Name
Pricing Company Name
Fund Name (no abbreviations)
Fund Number
Ticker and/or Cusip Number
NAV
NAV Change from Prior Day
Prior Day NAV
Ordinary Dividend Distribution
Ordinary Dividend Distribution Change from Prior Day
Small Cap Gain Distribution
Small Cap Gain Distribution Change from Prior Day
Large Cap Gain Distribution
Large Cap Gain Distribution Change from Prior Day
Pricing Contact Name and Phone Number
Distribution Data Contact Name and Phone Number
Emergency after hours Name & Phone Number